CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and related Prospectus of Beyond Air, Inc. (formerly: AIT Therapeutics, Inc.) and to inclusion therein of our report dated June 15, 2018, relating to the March 31, 2018 consolidated financial statements, which appears in Beyond Air, Inc.’s (formerly: AIT Therapeutics, Inc.) Transition Report on Form 10-KT for the transition period ended March 31, 2018, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
July 16, 2019	A Member of EY Global